UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	August 15, 2014

JAMES RIVER COAL COMPANY

(Exact Name of Registrant as Specified in Charter)

Virginia	000-51129	54-1602012
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

901 E. Byrd Street, Suite 1600, Richmond, Virginia	23219
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:	(804) 780-3000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On May 9, 2014, in connection with the previously announced filing of voluntary petitions for reorganization under Chapter 11 of Title 11 of the U.S. Code (the “Bankruptcy Code”) by James River Coal Company (the “Company”) and its wholly-owned subsidiaries (together with the Company, the “Debtors”), the Bankruptcy Court for the Eastern District of Virginia (Richmond Division) (the “Court”), entered an Order approving the Strategic Transaction Bidding Procedures, the Bid Deadlines and the Auction, among other things.

Pursuant to the Strategic Transaction Bidding Procedures, the Debtors, in consultation with the agent under the Debtors’ debtor-in-possession financing facility (the “DIP Agent”) and the Unsecured Creditors’ Committee, entered into an Asset Purchase Agreement, dated August 15, 2014 (the “Agreement”) with, JR Acquisition, LLC, a wholly owned subsidiary of Blackhawk Mining LLC (together with JR Acquisition, LLC, “Blackhawk”), and selected the Agreement to serve as a Stalking Horse Bidder for the purchase of the Debtors’ mining complexes commonly referred to as the Hampden Complex (including the assets of Debtor Logan & Kanawha Coal Company, LLC), the Hazard Complex (other than the assets of Debtor Laurel Mountain Resources LLC) and the Triad Complex (collectively, the “Purchased Assets”). The Agreement contemplated that, among other things, Blackhawk would (i) pay to the Debtors $20.0 million in cash and deliver a third lien secured promissory note in the amount of $25.0 million, and (ii) deliver to one of the Debtors’ lessors, in lieu of a cash payment of cure costs under leases to be assumed and assigned to Blackhawk, a second lien secured promissory note in the amount of $5.0 million. A copy of the Agreement is filed herewith as Exhibit 2.1 and is incorporated by reference herein.

In conjunction with the Strategic Transaction Bidding Procedures, the Debtors filed with the Court the Agreement with Blackhawk and then held a previously announced public auction on August 18-21, 2014 to determine whether a higher or better bid (or combination of bids) could be obtained. During the auction process, Blackhawk submitted a bid that, among other things, increased the consideration offered for the Purchased Assets from $50 million plus the assumption of certain liabilities to $52 million plus the assumption of certain liabilities.

On August 21, 2014, the Debtors, in consultation with the DIP Agent and the Unsecured Creditors’ Committee, selected Blackhawk’s revised bid as the winning bid. The revised bid contemplates that Blackhawk will (i) pay to the Debtors $20.0 million in cash and deliver a third lien secured promissory note in the amount of $27.0 million, and (ii) deliver to one of the Debtors’ lessors, in lieu of a cash payment of cure costs under leases to be assumed and assigned to Blackhawk, a second lien secured promissory note in the amount of $5.0 million. The Company will file an amendment to the Agreement reflecting the revised bid in a Current Report on Form 8-K within four business days of the date of the amendment.

The sale is expected to close on or about August 29, 2014 and is subject to customary closing conditions, including Court approval. A Court hearing is scheduled for August 26, 2014 to consider approval of the sale.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

2.1	Asset Purchase Agreement, dated August 15, 2014, by and between James River Coal Company and certain subsidiaries, and JR Acquisition, LLC

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMES RIVER COAL COMPANY (Registrant)

By:	/s/ Samuel M. Hopkins II
Samuel M. Hopkins II Vice President and Chief Accounting Officer

Date: August 21, 2014